EXECUTION COPY

STOCKHOLDER IRREVOCABLE UNDERTAKING

This STOCKHOLDER IRREVOCABLE UNDERTAKING (this “Undertaking”) is made and entered into as of June       , 2005, by and between Intentia International AB (publ), a company organized under the laws of Sweden, (“Intentia”), and the undersigned Stockholder (“Stockholder”) of Lawson Software, Inc., a Delaware corporation (“Lawson”).

RECITALS

A.                                   Intentia, Lawson , Lion Holdings, Inc., a Delaware corporation (“Bidder”) and Lion Acquisition, Inc., a Delaware corporation (“Lion Acquisition”) have entered into a Transaction Agreement (the “Transaction Agreement”).  Lawson has organized Bidder and caused Bidder to organize Lion Acquisition for the purpose of reorganizing Lawson into a holding company through a merger of Lion Acquisition with and into Lawson, with Lawson as the surviving corporation (the “Merger”) pursuant to an Agreement of Merger between Lawson and Lion Acquisition (the “Merger Agreement”).  As a result of the Merger, Lawson will become a wholly owned subsidiary of Bidder.  Bidder will enter into a business combination with Intentia pursuant to the Transaction Agreement by means of a recommended public offer by Bidder for all of the issued and outstanding shares, warrants and convertible notes of Intentia (the “Offer”);

B.                                     Such Offer will be publicly announced by way of a press release issued by Lawson and Intentia setting forth the terms and conditions of the purchase and in the agreed form as set out in Appendix 1 (the “Press Announcement”);

C.                                     Stockholder is the beneficial owner (as such term is defined under Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934, as amended) of such number of shares of Common Stock, par value $0.01 per share, of Lawson (“Lawson Common Stock”) as set forth on the signature page hereof, and options, warrants or other rights to acquire such number of shares of Lawson Common Stock as set forth on the signature page hereof; and

D.                                    As an inducement and a condition to entering into the Transaction Agreement and issuing its press release, Intentia has requested that Stockholder agree, and Stockholder has agreed (in Stockholder’s capacity as such), to enter into this Agreement in order to facilitate the consummation of the Offer.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.                                       Definitions.  For the purposes of this Agreement, capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Transaction Agreement.

“Expiration Date” shall mean the earlier to occur of (i) six months after the earlier date of (A) the termination of the Offer by Lawson in accordance with the terms and conditions set forth in the Press Announcement, or (B) termination of the Transaction Agreement or (ii) such date and time as the Offer shall have consummated in accordance with the terms and conditions set forth in the Transaction Agreement and the Press Announcement.

“Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

“Shares” shall mean: (i) all securities of Lawson (including all shares of Lawson Common Stock and all options, warrants and other rights to acquire shares of Lawson Common Stock) owned by Stockholder as of the date of this Agreement, and (ii) all additional securities of Lawson (including all additional shares of Lawson Common Stock and all additional options, warrants and other rights to acquire shares of Lawson Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) offers for sale, sells, assigns, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement, commitment or other arrangement providing for the sale of, assignment of, pledge of, encumbrance of, granting of an option with respect to, transfer of or disposition of such security or any interest therein; provided, however, that the granting by Stockholder of a security interest in Shares to a brokerage firm to secure a cash loan from such brokerage firm for the purpose of purchasing shares of Lawson Common Stock upon exercise of Lawson Options outstanding on the date of this Agreement shall not be deemed a “Transfer” for purposes of this Agreement.

2.                                       Restriction on Transfer, Proxies and Non-Interference.  Except as expressly contemplated by this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall not, directly or indirectly, (i) cause or permit the Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, (ii) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Shares in contravention of the obligations of Stockholder under this Agreement, (iii) request that Lawson register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling Stockholder from performing any of Stockholder’s obligations under this Agreement.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (A) Stockholder may Transfer any or all of the Shares pursuant to, and in accordance with, the terms of Stockholder’s 10b-5 plan or arrangement with Lawson, if any, as in effect as of the date hereof, and (B) Stockholder may sell Shares for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of Lawson Options after the date hereof.

3.                                       Voting Agreement.  At any meeting of Lawson’s stockholders called with respect to the following, however called, and at every adjournment or postponement thereof, Stockholder shall appear at such meeting, in person or by proxy, or otherwise cause all of the

Shares to be counted as present thereat for purposes of establishing a quorum thereat, and Stockholder shall vote, or cause to be voted (and on every action or approval by written consent of stockholders with respect to the following, act, or cause to be acted, by written consent) with respect to all of the Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date:

(a)                                  in favor of the issuance of shares of Bidder Common Stock in connection with the Offer;

(b)                                 in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby; and

(c)                                  against any proposal made in opposition to, or in competition with, consummation of the Offer, including any Acquisition Proposal.

4.                                       Irrevocable Proxy.  Concurrently with the execution of this Agreement, Stockholder shall deliver to Intentia an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares.

5.                                       Representations and Warranties.  Stockholder hereby represents and warrants to Intentia as follows:

(a)                                  Ownership of Shares.  Stockholder is the beneficial owner (as such term is defined under Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934, as amended, except that such terms shall include Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares.  Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.  Stockholder is the sole record holder (as reflected in the records maintained by Lawson’s transfer agent for Lawson Common Stock) of all of the Shares.

(b)                                 Power; Binding Agreement.  Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement.  The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust.  This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

(c)                                  No Consents.  To his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

6.                                       No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Intentia any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

7.                                       No Solicitation.   Shareholder, in its capacity as a shareholder, shall not, and shall cause each of its representatives (other than Lawson and its subsidiaries) not to, take any action that would constitute a breach of Paragraph 11 of the Transaction Agreement if such action were taken by Lawson..

8.                                       Stockholder Notification of Acquisition of Additional Shares.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall promptly notify Intentia of the number of any additional shares of Lawson Common Stock and the number and type of any other voting securities of Lawson acquired by Stockholder, if any, after the date hereof.

9.                                       Termination.  This Agreement shall terminate immediately and automatically, without any action on the part of any party hereto, as of the Expiration Date.

10.                                 Directors and Officers.  Notwithstanding anything in this Agreement to the contrary, if Stockholder is a director or officer of Lawson, nothing contained in this Agreement shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Lawson that may be required on the part of such person as a director or officer of Lawson, including acting in compliance with paragraph 2 and11.2 of the Transaction Agreement.

11.                                 Miscellaneous.

(a)                                  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)                                 Certain Events.  This Agreement and the obligations hereunder shall attach to all of the Shares and shall be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, whether by operation of law or otherwise.  Notwithstanding any Transfer of any of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, this Agreement and the obligations hereunder shall not attach to any Shares that are Transferred, and shall not be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, in any Transfer effected by Stockholder pursuant to the last sentence of Section 2 of this Agreement.

(c)                                  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Any purported assignment in violation of this Section shall be void.

(d)                                 Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to Intentia, to:

Vendevägen 89

Box 596

SE-182 15 Danderyd

Sweden

Attention:  Niklas Björkqvist

Telephone No.:  +46 (0)8 5552 5000

Telecopy No.: +46 (0)8 5552 5999

(ii)                                  if to Stockholder, to the address for notice set forth on the signature page hereof.

with copies to

Dorsey & Whitney LLP

Suite 1500

50 South Sixth Street

Minneapolis, MN 55402

Attention:  Jonathan B. Abram

Telephone No.:  (612) 343-7962

Telecopy No.:  (612) 340-8738

(f)                                    Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)                                 No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(h)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws (except to the extent that applicable laws governing the corporate organization of Lawson or Intentia mandate the application of the laws of the jurisdiction of organization of such party and except to the extent that the application of the laws of Sweden apply to the Offer).  Each party irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the state of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

(i)                                     Other Remedies; Specific Performance.

(i)                                     Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii)                                  Specific Performance.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)                                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(k)                                  Further Assurances.  At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

(l)                                     Public Disclosure.  Shareholder shall not issue any statement or communication to any third party that would be constitute a breach of Section 13 of the Transaction Agreement if such statement or communication were made by Lawson.

IN WITNESS WHEREOF, the undersigned have executed, or caused this Stockholder Irrevocable Undertaking to be executed by a duly authorized officer, as of the date first written above.

INTENTIA INTERNATIONAL AB

By:
Name:
Title:

STOCKHOLDER:

Signature:
Name:
Address:
Facsimile No.:

Shares beneficially Owned:

Lawson common shares

Lawson common shares issuable upon exercise of outstanding options or warrants

EXHIBIT A

Irrevocable Proxy

The undersigned Stockholder (the “Stockholder”) of Lawson Software, Inc., a Delaware corporation (“Lawson”), hereby irrevocably (to the fullest extent permitted by law) appoints Romesh Wadhwani and Bertrand Sciard of Intentia International AB, a company organized under the laws of Sweden (“Intentia”), as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Lawson that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Lawson issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy.  The Shares beneficially owned by Stockholder as of the date of this Proxy are listed on the final page of this Proxy, along with the number(s) of the stock certificate(s) which represent such Shares.  Upon Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Undertaking of even date herewith (the “Stockholder Undertaking”) by and between Intentia and the undersigned Stockholder of Lawson, and is granted in consideration of Intentia, Lawson, Lion Holdings, Inc., a Delaware corporation (“Bidder”) and Lion Acquisition, Inc., a Delaware corporation (“Lion Acquisition”) entering into that certain Transaction Agreement of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Transaction Agreement”).  The Transaction Agreement provides for the offer of Bidder Common Stock for all of the shares held by Intentia’s stockholders at fixed exchange ratios.  As used in this Proxy, the term “Expiration Date” shall mean the earlier to occur of (i) six months after the earlier date of (A) the termination of the Offer by Lawson in accordance with the terms and conditions set forth in the Press Announcement, or (B) January 31, 2006 or (ii) such date and time as the Offer shall have consummated in accordance with the terms and conditions set forth in the Transaction Agreement and the Press Announcement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of Lawson (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)                                  in favor of issuance of shares of Bidder Common Stock to be offered to Intentia shareholders and warrant holders in consideration for Intentia’s Series A and Series B Shares and Warrants in accordance with the Offer;

(b)                                 in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby; and

(c)                                  against any proposal made in opposition to, or in competition with, consummation of the Offer or the Merger, including any Acquisition Proposal.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above.  Stockholder may vote the Shares on all other matters.  Notwithstanding anything in this Proxy to the contrary, if Stockholder is a director or officer of Lawson, nothing contained in this Proxy shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Lawson that may be required on the part of such person as a director or officer of Lawson, including acting in compliance with the Transaction Agreement.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate and be of no further force and effect, automatically upon the Expiration Date.

IN WITNESS WHEREOF, Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

STOCKHOLDER:

Signature:
Name:
Address:
Facsimile No.:

Shares beneficially Owned:

Lawson common shares

Lawson common shares issuable upon exercise of outstanding options or warrants

2